Filed by Windrose Medical Properties Trust
Pursuant to Rule 425 under the Securities Act of
1933 and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company:
Windrose Medical Properties Trust
(Commission File No. 001-31375)
FOR IMMEDIATE RELEASE
October 6, 2006
For more information contact:
Health Care REIT, Inc.
Scott Estes — (419) 247-2800
Mike Crabtree — (419) 247-2800
Windrose Medical Properties Trust
Stephanie Carrington — (646) 536-7017
HEALTH CARE REIT, INC. AND WINDROSE MEDICAL
PROPERTIES TRUST ANNOUNCE PROPOSED CHANGE IN
MERGER CONSIDERATION FOR WINDROSE PREFERRED SHARES
Toledo, Ohio and Indianapolis, Indiana, October 6, 2006...Health Care REIT, Inc. (NYSE:HCN) and Windrose Medical Properties Trust (NYSE:WRS) announced today their management teams have agreed in principle to enter into an amendment to their recently announced merger agreement that will provide for the conversion of each of Windrose’s 7.5% Series A Cumulative Convertible Preferred Shares that is issued and outstanding immediately prior to the completion of the merger into a share of a new series of Health Care REIT convertible preferred stock having substantially similar rights and preferences. This proposed amendment to the merger agreement will be subject to approval by Windrose’s board of trustees.
This proposed consideration for the Windrose preferred shares would be in lieu of the previously announced intention for preferred shareholders to receive the sum of $25.00 in cash per share plus an amount equal to any accrued and unpaid dividends without interest at the closing.

Prior to the closing of the merger, each Windrose preferred share will continue to be convertible into Windrose common shares, in whole or in part, at any time at the option of the holder at a conversion rate of 1.5873 Windrose common shares per Windrose preferred share.
Pursuant to the proposed amendment to the merger agreement, at the effective time of the merger, to the extent that Windrose preferred shares have not been converted into Windrose common shares, each holder of Windrose 7.5% Series A Cumulative Convertible Preferred Shares will receive an equivalent number of shares of Health Care REIT 7.5% Series G Cumulative Convertible Preferred Stock. After the merger, holders of shares of the Health Care REIT Series G Preferred Stock will have the right to convert each share into the number of fully paid shares of Health Care REIT common stock obtained by multiplying the 1.5873 conversion ratio by the exchange ratio. The exchange ratio, which will be determined in accordance with the merger agreement, was 0.4509 based on the closing price of Health Care REIT and Windrose on the day preceding the announcement of the merger and is subject to increase up to a maximum of 0.4650 in the event of a decrease in the average trading price of Health Care REIT’s common stock during a period prior to the closing of the merger as set forth in the merger agreement. Based on yesterday’s closing price of Health Care REIT’s common stock, each new share of Health Care REIT 7.5% Series G Cumulative Covertible Preferred Stock would be convertible into 0.7157 of a share of Health Care REIT common stock.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care and senior housing properties. At June 30, 2006, Health Care REIT, Inc. had investments in 464 facilities in 37 states with 57 operators and had total assets of approximately $3.1 billion. The portfolio included 35 independent living/continuing care retirement communities, 203 assisted living facilities, 213 skilled nursing facilities and 13 specialty care facilities. More information is available on the Internet at www.hcreit.com.
Windrose Medical Properties Trust is a self-managed real estate investment trust based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, ambulatory surgery centers, outpatient treatment diagnostic facilities, physician group practice clinics, specialty hospitals and treatment centers. More information is available on the Internet at www.windrosempt.com.
Additional Information and Where to Find It
In connection with this proposed transaction, a registration statement of Health Care REIT, which will contain a proxy statement/prospectus, will be filed with the United States Securities and Exchange Commission (“SEC”). Investors are urged to carefully read the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors will be able to obtain the registration statement, including the proxy statement/prospectus, and all other relevant documents filed by Health Care REIT or Windrose with the SEC free of charge at the SEC’s Web site www.sec.gov or, with respect to documents filed by Health Care REIT, from Health Care REIT Investor Relations at One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio, 43603-1475, 419-247-2800 and, with respect to documents filed by Windrose, from Windrose Investor Relations at 3502 Woodview Trace, Suite 210, Indianapolis, Indiana, 46268, 317-860-8875.
Participants in the Solicitation
The respective directors, trustees, executive officers and other members of management and employees of Health Care REIT and Windrose may be deemed to be participants in the solicitation of proxies from the shareholders of Windrose in favor of the transactions. Information about Health Care REIT and its directors and executive officers, and their ownership of Health Care REIT securities, is set forth in the proxy statement for Health Care REIT’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2006. Information about Windrose and its trustees and executive officers, and their ownership of Windrose securities, is set forth in the proxy statement for the 2006 Annual Meeting of Shareholders of Windrose, which was filed with the SEC on April 10, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe, among other things, the beliefs, expectations, plans and strategies of Health Care REIT, Windrose and the combined entity that are not based on historical facts. These forward-looking statements concern and are based upon, among other things, the prospective merger of Health Care REIT and Windrose; approval by Windrose’s board of trustees of the proposed amendment to the merger agreement; and the expected terms of the new series of Health Care REIT preferred stock to be issued in the merger (as contemplated by the proposed amendment to the merger agreement). Forward-looking statements include any statement that includes words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Expected results may not be achieved, and actual results may differ materially from expectations. This may be caused by various factors, including, but not limited to: Windrose’s board of trustees not approving the amendment to the merger agreement; delays in the implementation and execution of merger integration plans; unexpected delays or conditions to receipt of shareholder and third party approvals; and other risks and uncertainties described from time to time in Health Care REIT/Windrose public filings with the SEC. Neither Health Care REIT nor Windrose assume any obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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